Exhibit 99.2

J.B. POINDEXTER & CO., INC. ANNOUNCES 2006 UNAUDITED EARNINGS

HOUSTON, TEXAS JANUARY 23, 2007-J.B. Poindexter & Co., Inc. which owns and operates primarily transportation related manufacturing businesses including Morgan Corporation, Morgan Olson Corporation, Truck Accessories Group, Inc., and the Specialty Manufacturing Division released unaudited revenues and earnings for the three and twelve months ended December 31, 2006. The summarized unaudited results from continuing operations were as follows (in thousands):

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net Sales	$185,785	$153,447	$795,340	$668,118
Operating Income	1,664	940	30,025	24,529

EBITDA Calculation:
Operating income	$1,664	$940	$30,025	$24,529
Add: Depreciation and amortization	3,185	2,596	12,131	10,360
EBITDA	$4,849	$3,536	$42,156	$34,889

The results of operations for the quarter ended December 31, 2006 include executive severance costs of $0.5 million and closed and excess facility costs of $2.7 million. The closed and excess facility costs include approximately $1.1 million of non-cash expenses and are associated with the decision by Truck Accessories to cease operations at its Moosejaw, Canada plant and move production to plants in the United States.

A fourth quarter bondholders call will be held in late February after audited earnings have been released.

Forward-looking statements in this press release, including without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the Company’s plans, strategies, objectives, expectations and intentions that are subject to change at any time at the discretion of the Company.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com

J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary. Through its Specialty Manufacturing Division, the Company manufactures funeral coaches, limousines, buses, plastics based packaging materials and provides precision machining services.

Contact:   Robert S. Whatley, Vice President Finance of J.B. Poindexter & Co., Inc., 713-655-9800